                                  EXHIBIT 8.2

                  AMALGAMATION AGREEMENT BY AND BETWEEN HEDMAN

               RESOURCES LIMITED, ENVIRO INDUSTRIAL TECHNOLOGIES,

             INC. AND ENVIRO INDUSTRIAL TECHNOLOGIES (CANADA), INC.

                            AMALGAMATION AGREEMENT


         THIS AGREEMENT made as of the 1st day of December, 2000.

A M O N G:


                  HEDMAN RESOURCES LIMITED, a corporation existing under the laws of the Province of Ontario

                  (hereinafter referred to as "Hedman")

                                            - and -

                  ENVIRO INDUSTRIAL TECHNOLOGIES, INC., a corporation existing under the laws of the State of Delaware

                  (hereinafter referred to as "Enviro US")

                                            - and -

                  ENVIRO INDUSTRIAL TECHNOLOGIES (CANADA), INC., a corporation existing under the laws of the Province of Ontario

                  (hereinafter referred to as "Enviro Canada")


RECITALS:

1. Hedman and Enviro US are parties to a binding letter of intent (the "Letter of Intent"), dated June 5, 2000, pursuant to which Enviro US and Hedman agreed to the acquisition by Enviro US of Hedman.

2. The Letter of Intent provides that the transactions contemplated by the Letter of Intent shall be incorporated into a definitive agreement.

3. The parties have determined that they wish to effect the transaction contemplated by the Letter of Intent by way of amalgamation and therefore propose to amalgamate Hedman and Enviro Canada upon the terms and conditions hereinafter set out.

4. The authorized capital of Hedman is an unlimited number of common shares, of which 28,283,035 common shares are issued and outstanding.

5. The authorized capital of Enviro US is 50,000,000 shares of common stock, par value US$0.001, of which stock 13,750,000 shares are issued and outstanding and 10,000,000 shares of preferred stock, par value US$0.001 per share, none of which stock is issued and outstanding.

6. The authorized capital of Enviro Canada is an unlimited number of common shares, of which one common share is issued and outstanding.

         In consideration of the premises contained herein and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto), the parties hereby agree as follows:

                                   ARTICLE 1
                                 INTERPRETATION

1.1      DEFINITIONS

In this agreement and the schedules hereto:

"ACT" means the Business Corporations Act (Ontario), R.S.O. 1990, c.B.16 as amended;

"AGREEMENT" means this amalgamation agreement;

"AMALCO" means the corporation continuing as a result of the Amalgamation;

"AMALGAMATION" means the amalgamation of Hedman and Enviro Canada as contemplated by this Agreement;

"ARTICLES OF AMALGAMATION" means articles of amalgamation filed with the Director pursuant to the Act.

"BUSINESS DAY" means any day other than a Saturday, Sunday or a civic or statutory holiday in the city of Toronto, Ontario;

"CERTIFICATE OF AMALGAMATION" means a certificate of amalgamation issued by the Director in respect of the Amalgamation;

"CIRCULAR" means the management information circular of Hedman, which is anticipated to be dated December ______, 2000, to be sent in connection with the Meeting;

"DIRECTOR" means the Director appointed under Section 278 of the Act;

"DISSENTING SHAREHOLDER" means a Shareholder of Hedman who, in connection with the special resolution of the Shareholders which approves and adopts this Agreement, has duly exercised the right to dissent pursuant to Section 185 of the Act in strict compliance with the provisions thereof;

"EFFECTIVE DATE" means the date shown on the Certificate of Amalgamation, which is anticipated to be December 15, 2000.

"ENVIRO US COMMON SHARES" means the common shares of Enviro US;

"HEDMAN COMMON SHARES" means the common shares of Hedman;

"HEDMAN STOCK OPTIONS" means the options issued under the Hedman Stock Option Plan to purchase Hedman Common Shares.

"HEDMAN STOCK OPTION PLAN" means the Hedman Resources Limited Stock Option Plan, a copy of which is set forth in the Circular as an appendix to Schedule F thereto.

"HEDMAN WARRANTS" means the warrants issued by Hedman to purchase Hedman Common Shares.

"MEETING" means the special meeting of Shareholders to be held to consider the approval of the special resolution which approves and adopts this Agreement;

"OTCBB" means NASD Over-the-Counter Bulletin Board; and

"SHAREHOLDER" means a registered shareholder of Hedman Common Shares immediately prior to the filing of Articles of Amalgamation pursuant to Section
2.3 hereof.

"VERMICULITE PROPERTY" means the mining claims acquired by Enviro US from Krystar, abstracts of which are annexed to this agreement as Schedule 1.

                                   ARTICLE 2
                                  AMALGAMATION

2.1      AGREEMENT TO AMALGAMATION

Hedman and Enviro Canada hereby agree to amalgamate under the provisions of the Act and to continue as one corporation under the terms and conditions hereinafter set out. On the Effective Date:

         (a) the issued and outstanding Hedman Common Shares shall be converted into issued and fully paid Enviro US Common Shares on the basis of one (1) Enviro US Common Share for every two
                  (2) Hedman Common Shares;

         (b) the one (1) issued and outstanding common share of Enviro Canada shall be converted into one (1) issued and fully paid common share of Amalco; and

         (c) a Dissenting Shareholder will become entitled to be paid the fair value for such shareholder's Hedman Common Shares by Enviro US upon strict compliance with the relevant provisions of the Act.

2.2      FRACTIONAL SHARES

No fractional shares shall be issued. If any Shareholder would otherwise be entitled to receive a fractional Enviro US Common Share as a result of the Amalgamation, such Shareholder shall receive a cash payment in respect of such fractional share on the basis that one (1) Enviro US Common Share has a value equal to the simple average of the closing price for Enviro US Common Shares on the OTCBB for the first five days which the Enviro US Common Shares are traded on that exchange, following the Effective Date. Payment to Shareholders for fractional shares will be made by Enviro US in US dollars, based upon the rate of exchange on the Effective Date.

2.3      DELIVERY OF ARTICLES OF AMALGAMATION

Upon and subject to the shareholders of each of Hedman, Enviro US and Enviro Canada approving the Amalgamation and adopting this Agreement and subject to
Article 7 of this Agreement, Articles of Amalgamation in prescribed form shall be sent to the Director under the Act, together with the documents required by
Section 178 of the Act.

2.4      EFFECT OF AMALGAMATION

Upon the Amalgamation of Hedman and Enviro Canada and their continuance as one corporation becoming effective:

         (a) their respective property(ies) shall be the property(ies) of Amalco;

         (b)      Amalco shall be liable for their respective obligations;

         (c) an existing cause of action, claim or liability to prosecution relating to one or both of them shall be unaffected;

         (d) a civil, criminal or administrative action or proceeding pending by or against one or both of them may be continued to be prosecuted by or against Amalco;

         (e) a conviction against, or ruling, order or judgment in favour of or against, one or both of them may be enforced by or against Amalco; and

         (f) Amalco's Articles of Amalgamation shall be deemed to be its articles of incorporation and Amalco's Certificate of Amalgamation shall be deemed to be its certificate of incorporation.

                                   ARTICLE 3
                                     AMALCO

3.1      AMALCO

The name of Amalco shall be Enviro Industrial Technologies (Canada), Inc.

3.2      REGISTERED OFFICE

The place in Canada where the registered office of Amalco is to be situated is in the City of Toronto, in the Province of Ontario, until changed in accordance with the Act.

3.3      AUTHORIZED CAPITAL

Amalco shall be authorized to issue an unlimited number of common shares without par value. The rights, privileges, restrictions and conditions attaching to each class of share shall be as set forth in Schedule 1 to this Agreement.

3.4      RESTRICTIONS ON TRANSFER

Subject to the rights of Dissenting Shareholders, if any, the right to transfer any share or shares of Amalco shall be restricted in that no shareholder of Amalco shall be entitled to transfer any share or shares of Amalco without either:

         (a) the consent of the directors of Amalco, expressed by a resolution passed at a meeting of the board of directors or by an instrument or instruments in writing signed by all of the directors; or

         (b) the consent of the holders of at least a majority of the shares of Amalco entitling the holders thereof to vote in all circumstances, expressed by a resolution passed at a meeting of such shareholders or by an instrument or instruments in writing signed by all such shareholders.

3.5      DIRECTORS

The minimum number of directors of Amalco shall be one (1) and the maximum number of directors of Amalco shall be ten (10). The names and residence addresses of the first directors of Amalco are as follows:

         NAME                               RESIDENCE ADDRESS
         ----                               -----------------
         Teodosio V. Pangia                 Kleinberg, Ontario, Canada
         Thomas Franzone                    Shirley, New York

The said first directors shall hold office until the first meeting of the shareholders of Amalco or until their successors are elected or appointed in accordance with the Act.

3.6      NO RESTRICTIONS ON BUSINESS

There shall be no restrictions on the business that Amalco may carry on.

3.7      OTHER PROVISIONS

The following provisions shall apply to Amalco:

         (a) the number of shareholders of Amalco exclusive of persons who are in the employment of Amalco and exclusive of persons who, having been formerly in the employment of Amalco, were, while in that employment and have continued after the termination of that employment to be, shareholders of Amalco, is limited to not more than fifty, two or more persons who are joint registered owners of one or more shares being counted as one shareholder;

     (b) any invitation to the public to subscribe for securities of Amalco is prohibited; and

     (c) the directors of Amalco may, without authorization of the shareholders:

              (i)     borrow money upon the credit of Amalco;

              (ii)    issue, reissue, sell or pledge debt obligations of Amalco;

              (iii) give a guarantee on behalf of Amalco to secure performance of an obligation of any person; and

              (iv) mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of Amalco, owned or subsequently acquired, to secure any debt obligation of Amalco.

         The words "debt obligation" and "security interest" as used in this paragraph shall have the meanings ascribed thereto subsection 2(1) of the Act.

3.8      ISSUED CAPITAL

On the Effective Date there shall be one common share in the capital of Amalco issued and outstanding and registered in the name of Enviro US.

3.9      STATED CAPITAL

On the Effective Date, the stated capital account of Amalco shall be equal to the stated capital account for the issued and outstanding shares of Enviro Canada.

3.10     SHARE CERTIFICATES

Following the Amalgamation, Shareholders (other than Dissenting Shareholders) shall, upon request therefor by Amalco, surrender for cancellation the certificates representing the Hedman Shares held by them and shall, where applicable, be entitled to receive, without charge, a certificate for Enviro US Common Shares in accordance with Article 2 of this Agreement.

3.11     BY-LAWS

To the extent the same are not inconsistent with this Agreement, the by-laws of Amalco shall be those of Enviro Canada, until repealed, amended, altered or added to in accordance with the Act.

3.12     OFFICERS

Until changed by the directors, the officers of Amalco shall be as follows:

         NAME                               OFFICE
         ----                               ------
         Claude Taillefer                   President
         David Houle                        Secretary
         Anthony Kramreither                Treasurer

                                   ARTICLE 4
                                   ENVIRO US

Enviro US covenants and agrees that, as at the Effective Date, the following provisions shall be applicable in respect of Enviro US:

4.1      REGISTERED OFFICE

The place in the United States where the registered office of Enviro US is to be situated is in the city of New York, in the State of New York, until changed in accordance with the Delaware General Corporate Law.

4.2      AUTHORIZED CAPITAL

The authorized capital of Enviro US shall consist of 50,000,000 shares of common stock, par value US$.001 per share and 10,000,000 preferred stock, par value US$.001 per share. The rights, privileges, restrictions and conditions attaching to each class of shares shall be as set forth in Schedule 2 hereto.

4.3      RESTRICTIONS ON SHARE TRANSFER

There shall be no restrictions on the transfer of shares of Enviro US.

4.4      RESTRICTIONS ON BUSINESS

There shall be no restrictions on the business in which Enviro US is authorized to carry on.

4.5      BY-LAWS

The by-laws of Enviro US shall be in the form of Schedule 3 to this Agreement.

4.6      DIRECTORS

The minimum number of directors of Enviro US shall be three (3) and the maximum number of directors of Enviro US shall be 10. The names and residence addresses of the directors as at the Effective Date shall be as follows:

         NAME                                       ADDRESS
         ----                                       -------
         Teodosio V. Pangia                         Kleinberg, Ontario, Canada
         Thomas Franzone                            Shirley, New York, USA
         Claude Taillefer                           Thornhill, Ontario, Canada
         John Corbani                               Fairfield, Connecticut, USA
         Edward Blanchard                           Lively, Ontario, Canada


4.7      OFFICERS

Until changed by the directors of Enviro US, the officers of Enviro US shall be as follows:


         NAME                                       OFFICE
         ----                                       ------
         Teodosio V. Pangia                         Chairman
         Thomas Franzone                            President


                                   ARTICLE 5
                         REPRESENTATIONS AND WARRANTIES

5.1      MUTUAL REPRESENTATIONS AND WARRANTIES

Each of the parties represents and warrants to and in favour of each of the other parties as follows and acknowledges that each of the other parties is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

         (a) it has been duly formed and is validly existing under the laws of its jurisdiction of incorporation and has all necessary corporate power, authority and capacity to own its property and assets and to carry on its business as conducted at present;

         (b) it has the corporate capacity and power to enter into this Agreement and, subject to obtaining the requisite approvals contemplated hereby, to perform its obligations hereunder;

         (c) the execution and delivery of this Agreement and the completion of the transactions contemplated hereby to which it is a party have been duly approved by its board of directors;

         (d) this Agreement constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms, subject to the availability of equitable remedies and laws affecting the enforceability of creditors' rights generally;

         (e) the execution and delivery of this Agreement and the completion of the transactions contemplated hereby will not result in a violation or breach of or default under any of the terms and provisions of its articles or by-laws or any indenture or another agreement or instrument, written or oral, to which it is a party or by which it is bound or result in the creation of any lien, charge or encumbrance upon any of its material assets under such agreement or instrument and do not breach any provisions of any law or administrative regulation or any judicial or administrative award, judgement or decree applicable to it, the breach of which would have a material adverse effect on it;

         (f) the information (including the financial information) set forth in the Circular relating to it and its subsidiaries and other interests, their respective businesses and properties and the effect of the Amalgamation thereon is true, correct and complete in all material respects as at the date as of which such information is given and does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances in which they were made; and

         (g) there are no actions, suits, proceedings or investigations commenced, contemplated or threatened against or affecting it at law or in equity, before or by any governmental department, commission, board, bureau, court, agency, arbitrator or instrumentality, domestic or foreign, of any kind nor are there any existing facts or conditions which may reasonably be expected to be a proper basis for any actions, suits, proceedings or investigations which, in any case, would prevent or hinder the consummation of the transactions contemplated by this Agreement.

5.2      REPRESENTATIONS AND WARRANTIES OF ENVIRO US

Enviro US represents and warrants to and in favour of Hedman as follows and acknowledges that Hedman is relying upon such representations and warranties in connection with the matters contemplated by this Agreement;

         (a) Enviro US is the registered holder and beneficial owner of one common share in the capital of Enviro Canada with good and marketable title thereto, free and clear of all encumbrances;

         (b) the authorized capital of Enviro Canada consists of an unlimited number of common shares;

         (c) the only outstanding share in the capital of Enviro Canada is the one common share held by Enviro US, which has been duly and validly issued and is outstanding as fully paid and non-assessable;

         (d) the authorized capital of Enviro US consists of 50,000,000 common shares, par value US$0.001 and 10,000,000 preferred shares, par value US$0.001;

         (e) the only outstanding shares in the capital of Enviro US are 13,750,000 Enviro US Common Shares, all of which have been duly and validly issued and are outstanding as fully paid and non-assessable shares;

         (f) no person has any agreement, option, warrant, right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement for the purchase, subscription, allotment or issuance of any unissued shares in the capital of Enviro US or Enviro Canada or any other securities of either of them; and

         (g) neither Enviro US nor Enviro Canada carries on any business and neither has any employees. Enviro Canada has no property or assets or liabilities; Enviro US has no property or assets or material liabilities other than the Vermiculite Property or as disclosed in the Circular, including, for further certainty, all Schedules thereto. Enviro US is the legal and beneficial owner with good and marketable title to the Vermiculite Property, free and clear of all title defects and encumbrances.

5.3      REPRESENTATIONS AND WARRANTIES OF HEDMAN

Hedman represents and warrants to and in favour of Enviro US as follows and acknowledges that Enviro US is relying on such representations and warranties in connection with the matters contemplated by this Agreement:

         (a) the authorized capital of Hedman consists of an unlimited number of common shares;

         (b) the only outstanding shares in the capital of Hedman are 28,283,035 Common Shares, all of which have been duly and validly issued and are outstanding as fully paid and non-assessable shares;

         (c) except in connection with the Hedman Warrants and the Hedman Stock Options and as otherwise contemplated by this Agreement, no person has any agreement, option, warrant, right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement for the purchase, subscription, allotment or issuance of any unissued Hedman Common Shares or any other securities of Hedman;

         (d) there are outstanding Hedman Warrants to purchase 13,713,653 Hedman Common Shares and Hedman Stock Options to purchase 295,000 Hedman Common Shares; and

         (e) Hedman has no material property or assets or material liabilities other than as disclosed in the Circular, including for further certainty, all schedules thereto and all documents incorporated by reference therein.

                                   ARTICLE 6
                                   COVENANTS

6.1      COVENANTS OF ENVIRO US, ENVIRO CANADA, HEDMAN

Each of the parties covenants and agrees with the other as follows:

         (a) the information set forth in the Circular relating to it and its subsidiaries and other interests, their respective business and property and the effect of the Amalgamation thereon will, at the Effective Date, be true, correct and complete in all material respects and will not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances in which they are made;

         (b) until the Effective Date or the earlier termination of this Agreement in accordance with Article 8, except with the written consent of the other parties hereto or as contemplated hereby, each of the parties shall:

                  (i) carry on its business in the ordinary course of substantially the same manner as heretofore conducted and shall preserve in tact its present business organization;

                  (ii) not declare any dividends or make any other distribution in respect of any of its outstanding securities;

                  (iii) not issue, set aside, reserve or authorize or propose the issuance of, or purchase or redeem or propose a purchase or redemption of any shares of any class or series in its capital or securities convertible into shares, or rights, warrants or options to acquire, any such shares or other convertible securities, except the exercise in the ordinary course in respect of the Hedman Warrants or Hedman Stock Options, respectively;

                  (iv) not guarantee the payment of indebtedness or incur indebtedness from money borrowed or issue or sell any debt securities, except in the ordinary course; and

                  (v) not amalgamate, merge or consolidate with any corporation or body corporate;

         (c) it shall perform the obligations required to be performed by it under this Agreement and shall do all such acts and things as may be necessary or required in order to give effect to the Amalgamation and, without limiting the generality of the foregoing, it shall use its best efforts to:

                  (i) obtain the approvals, including the approval of its shareholders, required for the completion of the Amalgamation;

                  (ii) file Articles of Amalgamation in respect of the Amalgamation;

                  (iii) obtain such other consents, orders and approvals as counsel may advise are necessary or desirable for the completion of the Amalgamation, including those referred to in section 7.1 hereof.

         (d) give prompt notice to the other parties of the occurrence or failure to occur, at any time prior to the Effective Date of any event, the occurrence or failure to occur of which would, or would be likely to:

                  (i) cause any of its representations or warranties contained herein to be untrue or inaccurate in any material respect; or

                  (ii) result in its failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder,

                  provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

6.2      COVENANTS OF ENVIRO US

Enviro US covenants and agrees with Hedman as follows:

         (a) it shall use all reasonable commercial efforts to obtain all trading approvals from the OTCBB for the Enviro US shares, including any such approvals as are required to cause the free tradability of the Enviro US Common Shares to be issued in respect of the exercise of Hedman Warrants or Hedman Stock Options following the Amalgamation;

         (b) it shall cause Enviro US to make, in a timely manner, all necessary filings with the United States Securities and Exchange Commission;

         (c) to shall use all reasonable efforts to establish a stock option plan, in form and having such terms and conditions as are satisfactory to Hedman, acting reasonably; and

         (d) it shall obtain such consents, orders and approvals as are necessary to enable the Hedman Warrants and Hedman Stock Options to be exercised for Enviro US Common Shares as contemplated by with section 7.1 of this Agreement.

6.3      COVENANTS OF HEDMAN

Hedman covenants and agrees with the other parties that it shall expeditiously file and mail the Circular in accordance with all applicable laws and regulatory requirements.

                                   ARTICLE 7
                              CONDITIONS PRECEDENT

7.1      MUTUAL CONDITIONS PRECEDENT

The obligations of each party hereto to complete the transactions contemplated by this Agreement and to file Articles of Amalgamation to give effect to the Amalgamation shall be subject to the satisfaction, on or before the Effective Date, of the following conditions precedent:

         (a) the Amalgamation, with or without amendment, shall have been approved by the shareholders of each of the parties to the Amalgamation;

         (b) the Articles of Amalgamation shall have been accepted by the Director for filing;

         (c) all consents, order, rulings, approvals and assurances, including any regulatory approvals which are required, necessary or desirable for the completion of the Amalgamation shall have been obtained;

         (d) there shall not be in force any order or decree restraining or enjoining the implementation of the transactions contemplated by this Agreement involving such party and there shall be no proceeding of a judicial or administrative nature or otherwise, in progress or threatened, that relates to or results from the transactions contemplated by this Agreement involving such party that could, if successful, result in an order or ruling that would preclude completion of the transactions contemplated by this Agreement;

         (e) none of the consents, orders or approvals required for the completion of the Amalgamation shall contain terms or conditions that require undertakings or security considered unsatisfactory or unacceptable to such party, acting reasonably;

         (f) all covenants of the other parties hereto under this Agreement to be performed for such party's benefit on or before the Effective Date shall have been duly performed in all material respects;

         (g) all representations and warranties of the other parties hereto in favour of such party under this Agreement shall be true and correct on the date hereof and as of the Effective Date, with the same effect as if such representations and warranties had been made at and as of such date, and such party shall have received certificates, addressed to it and dated the Effective Date, of a senior officer of each of the other corporate parties hereto, confirming the same;

         (h) the board of directors of the other parties hereto shall have passed all necessary resolutions, and all other necessary corporate action shall have been taken by such parties to authorize and complete the transactions contemplated by this Agreement involving such party;

         (i) Hedman shall not have received, collectively, notices of the exercise of rights of dissent under section 185 of the Act in respect of more than 5% of the aggregate number of Hedman Common Shares issued and outstanding as at the date of the Circular; and

         (j)      this Agreement shall not have been terminated pursuant to
                  section 8. 2.

7.2      CONDITIONS PRECEDENT FOR THE BENEFIT OF HEDMAN

The obligation of Hedman to complete the transactions contemplated by this Agreement and to file Articles of Amalgamation to give effect to the Amalgamation shall be subject to the satisfaction on or before the Effective Date, of the following conditions precedent:

         (a) Hedman shall be satisfied, in its discretion, with the results of its due diligence investigations of Enviro US and Enviro Canada, including the quality of and title to the Vermiculite Property;

         (b) Enviro US shall have adopted a stock option plan in form and substance satisfactory to Hedman, acting reasonably;

         (c) Hedman shall be satisfied that the holders of outstanding Hedman Warrants shall be entitled to exercise such Hedman Warrants for Enviro US Common Shares, following the Effective Date, on a two-for-one basis and that such Enviro US Common Shares are freely-trading;

         (d) Hedman shall be satisfied that the holders of outstanding Hedman Stock Options shall be entitled to exercise such Stock Options for Enviro US Common Shares following the Effective Date, on a two-for-one basis, or that holders of outstanding Hedman Stock Options shall otherwise be granted stock options under the Enviro US Stock Option Plan on a comparable basis, and further provided that any such Enviro US Common Shares issued in respect of the exercise of any Hedman Stock Options or pursuant to the exercise of options under the Enviro US Stock Option Plan are freely-trading.

7.3      CONDITIONS PRECEDENT FOR THE BENEFIT OF ENVIRO US

The obligation of Enviro US to complete the transactions contemplated by this Agreement and to file Articles of Amalgamation to give effect to the Amalgamation shall be subject to the satisfaction, in its discretion, on or before the Effective Date, of Enviro US with the results of its due diligence investigations.

7.4      MERGER OF CONDITIONS

The conditions precedent set forth in this Agreement shall be conclusively deemed to have been satisfied, waived or released when the Certificate of Amalgamation in respect of the Amalgamation is issued by the Director; provided that nothing in this section 7.4 shall relieve any party from its obligations relating to such party's representations and warranties contained herein.

                                   ARTICLE 8
                           AMENDMENT AND TERMINATION

8.1      AMENDMENTS IN RESPECT OF AMALGAMATION

Subject as hereinafter provided and to applicable law, the provisions of this Agreement with respect to the Amalgamation may, at any time before or after the holding of the Meeting, be amended without further notice to, or authorization of, the shareholders of any of the parties, by written agreement of the parties hereto, provided that any such amendment does not materially adversely affect the shareholders of any of the parties.

8.2      TERMINATION

         (a) If any condition herein for the benefit of a party hereto is not satisfied at or before the Effective Date to the satisfaction of such party, then such party, by notice to the other party hereto, may terminate this Agreement, but without detracting from the rights of such party arising from any breach of covenant by another party hereto but for which the condition would have been satisfied; and

         (b) This Agreement may at any time, before or after the Meeting, be terminated by the mutual agreement of the parties hereto without further action on the part of their respective shareholders.

8.3      EFFECT OF TERMINATION

Upon the termination of this Agreement pursuant to section 8.2, this Agreement shall forthwith terminate and, except in the case of a party hereto that is not in compliance with its obligations hereunder, no party hereto shall have any liability or further obligation to any other party hereto.

                                   ARTICLE 9
                                    GENERAL

9.1      SECTIONS AND HEADINGS

The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a Section refers to the specified Section of this Agreement.

9.2      NUMBER, GENDER AND PERSONS

In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities.

9.3      ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, including for further certainty, the Letter of Intent. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

9.4      TIME OF ESSENCE

Time shall be of the essence of this Agreement.

9.5      APPLICABLE LAW

This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of Canada applicable therein, and each party hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of such province and all courts competent to hear appeals therefrom.

9.6      SEVERABILITY

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision in hereby declared to be separate, severable and distinct.

9.7      SUCCESSORS AND ASSIGNS

This Agreement shall enure to the benefit of and shall be binding on and enforceable by the parties and, where the context so permits, their respective successors and permitted assigns. No party may assign any of its rights or obligations hereunder without the prior written consent of the other parties.

9.8      COUNTERPARTS

This Agreement may be executed in one or more counterparts by facsimile transmission, each of which shall constitute an original and all of which when taken together shall constitute one and the same Agreement.


         IN WITNESS WHEREOF this Agreement has been duly executed by the parties hereto under their respective seals as of the date first referred to above.


                             HEDMAN RESOURCES LIMITED


                             By:   /s/ CLAUDE TAILLEFER
                                  ----------------------------------------------
                                   Name:  Claude Taillefer
                                   Title:


                             ENVIRO INDUSTRIAL TECHNOLOGIES, INC.

                             By:   /s/ [SIG]
                                  ----------------------------------------------
                                   Name:
                                   Title:


                             ENVIRO INDUSTRIAL TECHNOLOGIES (CANADA), INC.


                             By:   /s/ CLAUDE TAILLEFER
                                  ----------------------------------------------
                                   Name:
                                   Title:

                                   SCHEDULE 1


COMMON SHARES

A. PAYMENT OF DIVIDENDS: The holders of the common shares shall be entitled to receive dividends if, as and when declared by the board of directors of the Corporation out of the assets of the Corporation properly applicable to the payment of dividends in such amount and payable at such times and at such place or places in Canada as the board of directors may from time to time determine.

B. PARTICIPATION UPON LIQUIDATION, DISSOLUTION OR WINDING-UP: In the event of the liquidation, dissolution or winding-up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs, the holders of the common shares shall be entitled to participate rateably in any distribution of the assets of Amalco.

C. VOTING RIGHTS: The holders of the common shares shall be entitled to receive notice of and to attend all annual and special meetings of the shareholders of the Corporation and to one vote in respect of each common share held at all such meetings.